                                                                  Exhibit 12(b).


NORWEST CORPORATION AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (Unaudited)


                                                  Year Ended December 31,
                                   -----------------------------------------------------
In thousands                          1997       1996       1995       1994       1993
                                   ---------  ---------  ---------  ---------  ---------
Computation of Income:
 Income before
  income taxes                    $2,049,726  1,781,509  1,422,814  1,180,601    879,755
 Capitalized interest                    (22)       (14)      (112)       (69)       (65)
                                   ---------  ---------  ---------  ---------  ---------
 Income before income
  taxes and capitalized
  interest                         2,049,704  1,781,495  1,422,702  1,180,532    879,690
 Fixed charges                     2,734,466  2,685,447  2,503,603  1,640,049  1,485,936
                                   ---------  ---------  ---------  ---------  ---------
 Total income for
  computation                     $4,784,170  4,466,942  3,926,305  2,820,581  2,365,626
                                   =========  =========  =========  =========  =========
 Total income for
  computation excluding
  interest on deposits
  from fixed charges              $3,337,488  3,142,024  2,770,005  1,957,224  1,513,317
                                   =========  =========  =========  =========  =========

Computation of Fixed
 Charges:
 Net rental
  expense (a)                     $  211,191    205,409    166,591    149,462    128,573
                                   =========  =========  =========  =========  =========
 Portion of rentals
  deemed
  representative
  of interest                     $   70,397     68,470     55,530     49,821     42,858
                                   ---------  ---------  ---------  ---------  ---------
 Interest:
  Interest on
   deposits                        1,446,682  1,324,918  1,156,300    863,357    852,309
  Interest on
   federal funds
   and other
   short-term
   borrowings                        439,492    454,013    515,646    290,211    238,046
  Interest on
   long-term debt                    777,873    838,032    776,015    436,591    352,658
  Capitalized
   interest                               22         14        112         69         65
                                   ---------  ---------  ---------  ---------  ---------
  Total interest                   2,664,069  2,616,977  2,448,073  1,590,228  1,443,078
                                   ---------  ---------  ---------  ---------  ---------
 Total fixed
  charges                         $2,734,466  2,685,447  2,503,603  1,640,049  1,485,936
                                   =========  =========  =========  =========  =========
 Total fixed
  charges excluding
  interest on
  deposits                        $1,287,784  1,360,529  1,347,303    776,692    633,627
                                   =========  =========  =========  =========  =========

Preferred stock
 dividends                            17,763     17,763     41,220     27,827     31,170
Pre-tax earnings
 needed to meet
 preferred stock
 dividend
 requirements                         26,950     27,424     61,349     41,044     44,728
Total combined fixed
 charges and preferred
 stock dividends                  $2,761,416  2,712,871  2,564,952  1,681,093  1,530,664
Total combined                     =========  =========  =========  =========  =========
 fixed charges
 and preferred stock
 dividends excluding
 interest on
 deposits                         $1,314,734  1,387,953  1,408,652    817,736    678,355
                                   =========  =========  =========  =========  =========

(a) Includes equipment rentals.

                                                                  Exhibit 12(b).
                                                                     (continued)

NORWEST CORPORATION AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (Unaudited)


                                                  Year Ended December 31,
                                   -----------------------------------------------------
In thousands                          1997       1996       1995       1994       1993
                                   ---------  ---------  ---------   --------   --------
Ratio of Income to Combined
 Fixed Charges and Preferred
 Stock Dividends:
   Excluding interest on
     deposits                           2.54x      2.26     1.97         2.39      2.23
   Including interest on
     Deposits                           1.73x      1.65     1.53         1.68      1.55